Exhibit 10.20

COMMERCIAL SUPPLY AGREEMENT

by and between

ASTRAZENECA PHARMACEUTICALS LP

and

VIELA BIO, INC.

DATED AS OF APRIL 4, 2019

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS

Contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	MANUFACTURE AND SUPPLY OF PRODUCT; PERFORMANCE OF SERVICES	9

3.	FORECASTS	11

4.	PURCHASE ORDERS	13

5.	DELIVERY	14

6.	RISK AND TITLE	15

7.	PRICE	15

8.	INVOICING AND PAYMENT	16

9.	REPRESENTATIONS AND WARRANTIES	17

10.	NON-CONFORMING PRODUCT AND SHORTFALLS	18

11.	REGULATORY MATTERS	20

12.	COMPLIANCE	20

13.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY	21

14.	SPECIAL EQUIPMENT	25

15.	INDEMNITIES	26

16.	LIABILITY	27

17.	INSURANCE	27

18.	FORCE MAJEURE	28

19.	TERM AND TERMINATION	28

20.	TECHNOLOGY TRANSFER	30

21.	INDEPENDENT CONTRACTORS	31

22.	NOTICES	31

23.	MISCELLANEOUS	32

i

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIS COMMERCIAL SUPPLY AGREEMENT (this “Supply Agreement”) is dated April 4, 2019 (the “Effective Date”)

BETWEEN:

(1)

ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership, with principal offices at 1800 Concord Pike, Wilmington, Delaware, 19803 and is a member of the AstraZeneca group of companies (“AstraZeneca”); and

(2)	VIELA BIO, INC., a Delaware corporation, whose principal office is at One MedImmune Way, Gaithersburg MD, 20878 (“Viela”);

(each a “Party”, collectively the “Parties”).

BACKGROUND:

(A)

WHEREAS, certain Affiliates of AstraZeneca and Viela have entered into that certain Asset Purchase Agreement, dated February 23, 2018 (the “APA”), pursuant to which MedImmune, LLC, MedImmune Limited and AstraZeneca Collaboration Ventures, LLC have agreed to sell certain assets to Viela on the terms and subject to the conditions set forth therein;

(B)

WHEREAS, certain Affiliates of AstraZeneca and Viela have entered into that certain Clinical Supply Agreement, dated February 23, 2018 (the “CSA”), pursuant to which AstraZeneca UK Limited (or certain of its Affiliates) have agreed to supply to Viela, and Viela has agreed to purchase from AstraZeneca UK Limited (or certain of its Affiliates) the Supplied Product (as defined therein) for clinical use by Viela and related services on the terms and subject to the conditions set forth therein;

(C)

WHEREAS, in accordance with the terms and conditions of the APA and pursuant to Section 2.2 of the CSA, AstraZeneca and Viela have agreed to enter into an agreement pursuant to which AstraZeneca or its Affiliates will Manufacture and supply, until the expiration of the Supply Term under this Supply Agreement, the Supplied Product (as defined herein) to Viela, and Viela will purchase from AstraZeneca, the Supplied Product, on the terms and subject to the conditions of this Supply Agreement; and

(D)	WHEREAS, AstraZeneca and Viela have also agreed to enter into the Commercial Quality Agreement;

(E)

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.

Unless otherwise specifically provided herein, capitalized words and phrases used in this Supply Agreement shall have the meaning ascribed to them in the APA. In addition, the following words and expressions shall have the following meanings:

“Account Manager” has the meaning given in Clause 2.6;

“Additional Quantity” has the meaning given in Clause 4.3;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Supply Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing or anything else to the contrary herein or in the APA, for purposes of this Supply Agreement, neither Party shall be considered an Affiliate of the other Party, notwithstanding the fact that Viela may be considered an affiliate of AstraZeneca under the terms of other contracts to which AstraZeneca or its respective other affiliates may be a party;

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism;

“APA” has the meaning given in the “Background” heading at the start of this Supply Agreement;

“Apparent Defects” has the meaning given in Clause 10.2;

“Applicable Law” means all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time;

“Arising IPR” has the meaning given in Clause 13.7(a);

“Assignment” has the meaning given in Clause 23.6;

“Auditor” has the meaning given in Clause 7.8;

“AZ Group” means AstraZeneca and its Affiliates;

“AZ Supplier” means any Third Parties engaged by AstraZeneca to provide Materials and perform Manufacturing services relevant to the Manufacture of Supplied Product or perform Services;

“Background IPR” means all Intellectual Property Rights, results, data, inventions and information owned by either Party (or owned by a Third Party licensor but licensed to a Party with the right to disclose or sub-license) prior to the Effective Date;

“Biologics License Application” or “BLA” means, with respect to the Product, a Biologics License Application (as that term is defined in section 351(a) of the Public Health Service Act) or a New Drug Application (as that term is defined in section 505(b) of the FD&C Act), filed with the FDA in the United States with respect to the Product, or any corresponding foreign application or similar application or submission filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in a country or group of countries;

“Breaching Party” has the meaning given in Clause 19.2;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1; provided, that the first Calendar Quarter of the Supply Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Supply Term;

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Supply Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Supply Term shall commence on January 1 of the year in which the Supply Term ends and end on the last day of the Supply Term;

“Certificate of Analysis” means the certificate of analysis to accompany each Supplied Product delivered to Viela, which certifies that the Supplied Product has been tested in compliance with its Specification;

“Certificate of Conformance” means the certificate of conformance to accompany each Supplied Product delivered to Viela, which certifies that the Supplied Product has been Manufactured in compliance with cGMPs;

“cGMP” means FDA’s current good manufacturing practices, as specified in the United States Code of Federal Regulations (CFR) 21 CFR Parts 11, 210, 211, 600-680 and 820 and FDA’s guidance documents and all successor regulations and guidance documents thereto, and European Commission Directive 2003/94/EC, Eudralex Volume 4, and 93/42/EEC;

“CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included or referenced in, or that otherwise supports, a BLA for the Product;

“Commercial Quality Agreement” means a quality assurance agreement to be agreed between the Parties pursuant to Clause 11.1, which shall include quality responsibilities with respect to, among other things, release testing, stability testing, access to regulatory submissions and record retention requirements, as such agreement may be amended or replaced by agreement between the Parties in writing from time to time;

“Commercially Reasonable Efforts” means, with respect to the Manufacture and supply of Supplied Product provided hereunder and performance of Services with respect thereto, the carrying out of such activities using efforts and resources consistent with the efforts and resources [***];

“Complaining Party” has the meaning given in Clause 19.2;

“Complete” has the meaning given in Clause 20.1;

“Confidential Information” has the meaning given in Clause 13.1;

[***]

“CSA” has the meaning given in the “Background” heading at the start of this Supply Agreement;

“Delivery Location” means the applicable AstraZeneca Manufacturing facility or such other delivery location set forth in the Purchase Order;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Drug Product” means the Product in final form, including Product that has been Manufactured from the successful process performance qualification (PPQ) runs that confirm the process design and demonstrates that the Manufacturing process performs as expected;

“Drug Substance” means the Product that has been formulated and is in final form except for fill and finish processing, which includes a final formulation step, including Product that has been Manufactured from the successful process performance qualification (PPQ) runs that confirm the process design and demonstrates that the Manufacturing process performs as expected;

“Effective Date” has the meaning given in the introductory paragraph hereto;

“Existing Materials” has the meaning given in Clause 3.2;

“Facility Change” has the meaning given in Clause 2.4(f);

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended and may be amended from time to time, and the rules and regulations promulgated thereunder;

“FDA” means the United States Food and Drug Administration, or any successor thereto;

“Firm Order” has the meaning given in Clause 3.1;

“Firm Forecast Period” means that portion of the Rolling Forecast which begins [***];

“Force Majeure” means any circumstances beyond a Party’s reasonable control, including accidents, civil disorders or commotions, riot, war, malicious damage, acts of terrorism, acts of God, Governmental Authority-imposed energy or other conservation measures, explosions, failure of utilities by the provider, disease, pandemic, quarantine, or theft;

“FTE Rate” means an annual rate [***] for the time of an employee for a full-time equivalent (“FTE”) person year [***] of work, pro-rated on a daily basis. Without limiting the above, [***];

“Governmental Authority” means any nation or government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to regulation or to government;

“IFRS” means the International Financial Reporting Standards;

“Indemnifying Party” has the meaning given in Clause 15.4;

“Indemnitee” has the meaning given in Clause 15.4;

“Independent Expert” has the meaning given in Clause 10.5;

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar Taxes that are required to be disclosed on an Indirect Tax invoice.

“Initial Term” has the meaning given in Clause 19.1;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Intellectual Property Rights” means rights in Confidential Information including Know-How, along with all Patents, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any similar or equivalent rights or property or forms of protection in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights;

“IT Media” has the meaning given in Clause 13.6;

“Know-How” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, practices, techniques, methods, assays, processes, protocols, inventions, discoveries, improvements, developments, specifications, formulations, formulae, algorithms, marketing reports, business plans, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, medical, toxicological, preclinical, and clinical test data and any other research or development data), standard operating procedures, manufacturing records, stability data and other study data and procedures;

“Labelling” means all labels, package inserts, carton imprints and all other markings on packaging for the Supplied Product that are defined as labels or labelling under any relevant Regulatory Approval (excluding, for the avoidance of doubt, any transportation packaging);

“Latent Defects” has the meaning given in Clause 10.2;

“Law” has the meaning set forth in the APA.

“Long Term Forecast” has the meaning given in Clause 3.2;

“Losses” means any and all liabilities, claims, demands, causes of action, damages, losses and expenses, including interest, penalties and reasonable legal and professional fees and disbursements;

“Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging and labelling (as contemplated by Clause 5.7), inter-site shipping and holding of a Supplied Product or any intermediate thereof (and “Manufactured” and “Manufacturing” shall be interpreted accordingly);

“Manufacturing Change” has the meaning given in Clause 2.4;

“Materials” means, with respect to a Supplied Product, any materials used by AstraZeneca to Manufacture and supply the Supplied Product, including in the case of the Product, the active ingredient therein;

“MedImmune Manufacturing Technology” means any Know-How that (a) is not generally known, (b) is owned or controlled by AstraZeneca or its Affiliates as of the Effective Date or during the Supply Term, and (c) is necessary or used by AstraZeneca for Manufacture of the Supplied Product hereunder;

“Minimum Order Quantity” means the minimum quantity for any Purchase Order for the Supplied Product, as set out in Schedule 3;

“Modified Amount” has the meaning given in Clause 3.1(b);

“New Viela IPR” has the meaning given in Clause 13.7(a);

“Non-Conforming Product” or “Non-Conformance” means any Supplied Product which, at the time of delivery to the Delivery Location, does not conform with the requirements of Clause 10.1;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Notice Period” has the meaning given in Clause 19.2;

“Out-of-Pocket Costs” means, with respect to any Services or Technology Transfer, (a) any amounts paid to Third Parties (including costs incurred by AstraZeneca or its Affiliates under Third Party contracts); (b) shipping and transportation costs (including the cost of any insurance related thereto), duties and Taxes; (c) travel-related costs from mutually-agreed-upon travel; (d) costs or expenses incurred by AstraZeneca, its Affiliates or subcontractors for the extraction, conversion and transfer of data; (e) any costs and expenses described in a Services SOW that are not included as Services Fees; and (f) any other actual, reasonably incurred, documented, out-of-pocket costs and expenses, in each case (a) through (f), directly incurred by AstraZeneca and its Affiliates in providing such Services or Technology Transfer;

“Party” and “Parties” have the meanings given in the preamble hereto;

“Payments” has the meaning given in Clause 8.2;

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity;

“Personnel” means the employees, officers, agents and contractors of a Party or (where, the context requires, those of a Party’s Affiliates);

“Pharmacovigilance Agreement” means the pharmacovigilance agreement for the Supplied Product to be mutually agreed upon between the Parties;

“Product” has the meaning given in the definition of “Supplied Product”;

“Purchase Order” means a written purchase order with a unique number issued by Viela for such quantities of the Products as Viela commits to purchase from AstraZeneca for the period covered thereby and specifying the required delivery dates and delivery locations therefor;

“Regulatory Approval” means, with respect to the Product and a particular country, any and all approvals (including approvals of Biologics License Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to develop, manufacture or commercialize the Product in such country;

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the exploitation of Supplied Product anywhere in the world, including the FDA in the United States;

“Release” means the release of Product for delivery pursuant to the Commercial Quality Agreement.

“Remediation Plan” has the meaning given in Clause 18.2;

“Representation” has the meaning given in Clause 23.11;

“Representatives” has the meaning given in Clause 13.2;

“Required Manufacturing Change” has the meaning given in Clause 2.4;

“Rolling Forecast” has the meaning given in Clause 3.1(a);

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Services” means the activities to be performed by AstraZeneca as described in a Services SOW agreed pursuant to Clause 2.5;

“Services Fees” has the meaning given in Clause 7.4;

“Services SOW” has the meaning given in Clause 2.5;

“Shortfall” means the quantity of a Supplied Product actually delivered to Viela that is less than the quantity set out in the Purchase Order unless the actual quantity delivered is only [***] than the amount ordered;

“SKU” means stock keeping unit;

“Special Equipment” means equipment to be provided by Viela to AstraZeneca, or purchased or otherwise acquired by AstraZeneca at Viela’s expense, where such equipment is not presently under the control of AstraZeneca, is reasonably required by AstraZeneca to perform its obligations under this Supply Agreement, and is not otherwise required by AstraZeneca or its subcontractors for Manufacturing of products other than Supplied Product;

“Specification” means, on a Supplied Product-by-Supplied Product basis, the written specifications for the characteristics and quality of such Supplied Product, as set forth in the then current version of the master specification;

“Viela IP” means (a) the Assigned Intellectual Property and rights in or to other Acquired Assets (as such terms are defined in the APA), and (b) any other intellectual property rights, in each case ((a) and (b)), owned or controlled by Viela or its Affiliates (other than pursuant to a license or grant of rights from AstraZeneca or its Affiliates) at any time during the Supply Term that are necessary for the performance of AstraZeneca’s obligations hereunder;

“Supplied Product” means the Drug Substance and/or Drug Product of the molecule known as Inebilizumab (previously known as MEDI-551) in accordance with the applicable Specification (the “Product”);

“Supply Agreement” has the meaning given in the preamble hereto;

“Supply Price” has the meaning given in Clause 7.1;

“Supply Term” has the meaning given in Clause 19.1;

“Taxes” means and includes all forms of taxation, levy, impost or duty and any similar charge, contribution, deduction or withholding and all penalties, charges, surcharges, fines, costs and interest included in, or relating to, any of the foregoing or to any obligation in respect of any of the foregoing;

“Technology Recipient” has the meaning in Clause 20.2;

“Technology Transfer” has the meaning in Clause 20.2;

“Territory” means worldwide.

“Third Party” means any Person other than AstraZeneca, Viela and their respective Affiliates and permitted successors and assigns;

“Third Party Claim” has the meaning given in Clause 15.1; and

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

In this Supply Agreement, except to the extent expressly provided otherwise herein:

(a)

when a reference is made in this Supply Agreement to a Clause, Exhibit or Schedule, such reference is to a Clause of or an Exhibit or Schedule to this Supply Agreement respectively, and all Exhibits and Schedules to this Supply Agreement form a part hereof for all purposes;

(b)	the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Supply Agreement;

(c)	any reference to a Party or the Parties is to a Party or the Parties (as the case may be) to this Supply Agreement and shall include any permitted assignees of a Party;

(d)	where any Party gives in this Supply Agreement any indemnity in favor of the other Party the obligation of the indemnifying Party shall be to make the relevant payment forthwith in full on demand;

(e)	any reference to a Person is also to such Person’s successors and permitted assigns;

(f)	any use of the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(g)

the words including, includes or include, whenever used in this Supply Agreement, are deemed to be followed by the words “without limitation”; in particular means “in particular but without limitation”, “such as” means “such as without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)	any reference to “US Dollars” or “$” is to the lawful currency from time to time of the United States of America;

(i)	the word “or” is used in the inclusive sense, as in “and/or”;

(j)

any reference to a statute or statutory provision includes any successor legislation thereto, regulations promulgated thereunder, any consolidation or re-enactment, modification or replacement thereof, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time;

(k)

all terms defined in this Supply Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined in such certificate or other document, and all definitions contained herein apply both to the singular and plural forms of such terms;

(l)

any reference to writing shall include any modes of reproducing words in a legible and non-transitory form (excluding short-message-service (SMS)), such as email, facsimile, and other electronic communications;

(m)	any reference to an obligation of AstraZeneca shall be deemed to be an obligation owed to Viela, and any reference to an obligation of Viela shall be deemed to be an obligation owed to AstraZeneca;

(n)	any obligation on a Party not to do something includes an obligation not to allow that thing to be done;

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(o)	reference a “business day” means any day that is not a Saturday, Sunday or a public holiday in Washington, D.C., United States of America; and

(p)	reference to any date or time is a reference to such date or time in Washington, D.C., United States of America.

1.2.	Unless otherwise expressly stated or the context otherwise requires, in case of a conflict between:

(a)	any Schedules or any Exhibit and the provisions of the main body (Clauses 1 through 23) of this Supply Agreement, such terms of this Supply Agreement shall control;

(b)	any Purchase Order and this Supply Agreement, this Supply Agreement shall control; and

(c)

the provisions of the Commercial Quality Agreement and the provisions of this Supply Agreement, the provisions of this Supply Agreement shall prevail, except that with respect to matters related to quality, the Commercial Quality Agreement shall prevail.

2.	MANUFACTURE AND SUPPLY OF PRODUCT; PERFORMANCE OF SERVICES

2.1.

Scope of Agreement. This Supply Agreement covers (a) the Manufacture and supply of Supplied Product by AstraZeneca or its Affiliates to Viela, and the purchase of such Supplied Product by Viela or its Affiliates and (b) the performance by AstraZeneca or its Affiliates of the Services.

2.2.

Affiliate Orders. This Supply Agreement also allows Viela’s Affiliates to place orders for the Products from AstraZeneca. The terms of this Supply Agreement shall apply to the supply of the Products as if this Supply Agreement had been entered into directly between AstraZeneca and the relevant Viela Affiliate. Where an Order is entered into by a Viela Affiliate, any reference to Viela in this Supply Agreement will, for the purposes of that Order, be a reference to the relevant Viela Affiliate which enters into that Order. Viela shall remain liable for the acts and omissions of its Affiliates in connection with any Orders as if such Orders were its own.

2.3.

Requirements. During the Supply Term, Viela shall purchase, and AstraZeneca shall, or shall cause its Affiliates to, Manufacture and supply, all of Viela’s requirements for Supplied Product in accordance with Clauses 3 and 4 for commercialization of the Supplied Product in the Territory; provided that, subject to Clause 20.1, Viela may purchase Product from a Third Party: (a) in the event that AstraZeneca is unable to supply Product in accordance with Clauses 3 and 4 due to Force Majeure, or (b) in the event of any material Shortfall or Non-Conforming Product (including any Additional Quantities, if applicable) that AstraZeneca elects not to make up or replace in accordance with Clause 10.

2.4.	Specifications; Change Control.

(a)

AstraZeneca shall Manufacture or cause its Affiliate to Manufacture each Supplied Product in accordance with all Applicable Laws (including cGMP), Regulatory Approvals, the Commercial Quality Agreement, and the Specification for such Supplied Product. Each Supplied Product provided by AstraZeneca pursuant to this Supply Agreement shall conform to the Specification for such Supplied Product at the time of delivery to the Delivery Location.

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(b)

Procedures governing changes to the Specification or changes in the Manufacturing process, Manufacturing facility(ies) or Materials used by AstraZeneca to Manufacture any Supplied Product (each a “Manufacturing Change”) shall be as set out in the Commercial Quality Agreement. Any Manufacturing Change shall be implemented in accordance with the provisions of the Commercial Quality Agreement.

(c)

If a Regulatory Authority requires any Manufacturing Change or AstraZeneca acting in good faith, determines that any Manufacturing Change is otherwise required to comply with regulatory requirements (each a “Required Manufacturing Change”), the Parties shall, each acting reasonably and in good faith, endeavor to agree promptly on an action plan to implement such change; provided that if Viela, acting in good faith, disagrees with any AstraZeneca determination that a Manufacturing Change is required, AstraZeneca shall consider Viela’s comments in good faith. The costs and expenses of implementing such Required Manufacturing Change shall be borne solely by Viela; provided that, if and to the extent such Required Manufacturing Change is being made for the benefit of Supplied Product and other products that are Manufactured by AstraZeneca then Viela shall bear an equitable proportion of such costs and expenses.

(d)

From time to time during the Supply Term, Viela may request a Manufacturing Change other than a Required Manufacturing Change and AstraZeneca will consider any such requests in good faith. If AstraZeneca provides consent (such consent not to be unreasonably withheld, delayed or conditioned), it will provide Viela with an estimate of the timeframe and costs and expenses for implementation of the change, including whether any such costs and expenses (or a portion thereof) shall be [***]. If the Manufacturing Change is implemented, unless otherwise agreed, Viela shall bear the costs and expenses of the change. Where a Manufacturing Change is required by Viela and such change results in rendering obsolete any inventory of Supplied Product or Materials used in the Manufacture of the Supplied Product, Viela shall bear the costs and expenses of such write-off (including waste disposal costs) for Supplied Product and Materials that AstraZeneca is not able to utilize elsewhere; provided that AstraZeneca will use Commercially Reasonable Efforts to utilize such Materials and Viela will provide AstraZeneca with reasonable assistance in doing so.

(e)

From time to time during the Supply Term, AstraZeneca may give notice to Viela (which notice shall be delivered as promptly as reasonably practicable) that AstraZeneca intends to implement a Manufacturing Change other than a Required Manufacturing Change subject to Clause 2.4(c) or a Facility Change subject to Clause 2.4(f); provided that except as provided in this Supply Agreement or the Commercial Quality Agreement, AstraZeneca shall not implement a Manufacturing Change pursuant to this Clause 2.4(e) unless Viela has given its consent to such change (such consent not to be unreasonably withheld, delayed or conditioned). If AstraZeneca requests such a Manufacturing Change, unless otherwise agreed, AstraZeneca shall bear the costs and expenses of AstraZeneca implementing such change and the reasonable and verifiable costs (including with respect to the establishment of comparability) incurred by Viela arising as a direct and unavoidable result of such change; provided that such costs shall not include any costs incurred by Viela with respect to supplementary regulatory filings arising from such change.

(f)

From time to time during the Supply Term, AstraZeneca may give notice to Viela that AstraZeneca intends to change the geographic location of the Manufacturing site(s) used by AstraZeneca to Manufacture a Supplied Product (a “Facility Change”). Unless otherwise agreed to by the Parties, such notice must be provided to Viela at least thirty six (36) months prior to the anticipated Facility Change. Any

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Facility Change will be made in AstraZeneca’s sole discretion; provided that in implementing a Facility Change, AstraZeneca shall use its reasonable best efforts to minimize any adverse impact on the Biologics License Application or Regulatory Approval(s) for the Product. AstraZeneca shall be responsible for the technology transfer and other costs and expenses of AstraZeneca implementing a Facility Change and the reasonable and verifiable costs (including with respect to the establishment of comparability) incurred by Viela arising as a direct and unavoidable result of such Facility Change, in each case pursuant to this Clause 2.4(f); provided that such costs shall not include any costs incurred by Viela with respect to supplementary regulatory filings arising from such change. For the sake of clarity, a Facility Change under this Clause 2.4(f) shall not be considered a Manufacturing Change for purposes of Clause 2.4(e).

2.5.

Services. The Parties acknowledge and agree that, during the Supply Term, Viela may require services in connection with the activities set forth on Schedule 1 for the Product [***]. For any services that are required during the Term of this Agreement, AstraZeneca and Viela shall negotiate a services statement of work, to be executed by both Parties prior to commencement of any such services, detailing the Services to be provided and the Services Fees payable in connection with one or more such activities (each, a “Services SOW”). Upon execution of a Services SOW, AstraZeneca shall use Commercially Reasonable Efforts to perform the Services in accordance with the applicable Services SOW.

2.6.	Supply Chain Governance. The Parties will each designate an account manager (the “Account Managers”) to discuss supply issues relating to the Supplied Product and the performance of the Services.

2.7.

Performance by Affiliates. AZ shall have the right to perform all or any of its obligations under this Agreement through any of its Affiliates provided that AZ shall remain responsible for the performance of such Affiliate as if such obligations were performed by AZ itself.

3.	FORECASTS

3.1.	Rolling Forecasts; Firm Order.

(a)

Rolling Forecast. Viela shall submit to AstraZeneca a rolling forecast that sets forth the total quantity of Supplied Product, identified on a SKU basis, at least equal to the Minimum Order Quantity (“Rolling Forecast”) as follows:

	Drug Substance	Drug Product
Dates on which the Rolling Forecast is to be Received by AstraZeneca	[***]	[***]
[***]	[***]	[***]

For the avoidance of doubt, the Rolling Forecast will include the month in which the Rolling Forecast is provided.

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(b)

Firm Order. The forecast quantities (i) with respect to Drug Substance, [***] and (ii) with respect to Drug Product, [***] (“Firm Orders”) shall include the requested delivery dates and shall be binding upon the Parties. For a given Rolling Forecast, AstraZeneca shall promptly notify Viela in writing if it becomes aware or believes that any Firm Orders contained therein cannot be fulfilled and the estimated delivery dates.

3.2.

Information for Long-Term Planning. By May 1 in each Calendar Year, Viela shall submit to AstraZeneca its non-binding information for long-term planning of Viela’s estimated requirements for Supplied Product for the following [***] or the remaining portion of this Supply Agreement, whichever is shorter (“Long-Term Forecast”). This information will identify, for each estimated requirement, the “most likely” and “potential upside” scenarios for such estimated requirement. The information submitted under this Clause 3.2 is for informational and planning purposes only and will not amend any Rolling Forecast or Purchase Order then in effect.

3.3.

Modified Amounts. Viela shall set out its good faith estimate of its forecasted requirements for the Supplied Product on a SKU-by-SKU basis (i) with respect to Drug Substance, [***] and (ii) with respect to Drug Product, [***]. If any update or change is required to be made to such estimated quantities in any Rolling Forecast, unless AstraZeneca agrees to permit a further modification in its reasonable discretion, the quantities for the Supplied Product may only be varied, in aggregate in such period, as follows (varied quantities from the quantities for such Supplied Product for such month when it was first included in the Rolling Forecast for such period shall be collectively known as a “Modified Amount”):

	Drug Substance	Drug Product
[***] from the quantities specified for such Supplied Product for such month when it was first included in the Rolling Forecast for such period	[***]	[***]
[***] from the quantities for such Supplied Product for such month when it was first included in the Rolling Forecast for such period	[***]	[***]

3.4.

Existing Materials. The Parties acknowledge that, pursuant to the terms and subject to the conditions of the APA, Viela acquired AstraZeneca’s inventory of process performance qualification (PPQ) Drug Substance and Drug Product that was in AstraZeneca’s possession as of the effective date of the APA (the “Existing Materials”). AstraZeneca shall continue to store the Existing Materials in a manner that is consistent with the manner such Existing Materials were stored by the AZ Group as of the effective date of the APA, at Viela’s cost and expense. AstraZeneca shall use such Existing Materials to Manufacture and supply Supplied Product under the CSA and this Supply Agreement, and for no other purpose. The Existing Materials shall be made available to AstraZeneca for such use free of charge. To the extent that any Supplied Product is manufactured using Existing Materials, [***]

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4.	PURCHASE ORDERS

4.1.

Purchase Orders. Viela shall, together with its quarterly Rolling Forecast, deliver to AstraZeneca a written Purchase Order in respect of each Firm Order for which Viela has not previously submitted a Purchase Order. Viela will accompany its quarterly or monthly updates of the Rolling Forecast with new Purchase Orders for each new Firm Order from the immediately preceding Firm Forecast Period. All Purchase Orders for the Products must be for at least the Minimum Order Quantity and shall only be submitted in multiples of full lot quantities. All Purchase Orders must specify the required quantity of the Products by SKU; and the requested delivery date, provided, that the date on which the Products are to be delivered is no earlier than the third month after the date on which such Purchase Order was placed.

4.2.

AstraZeneca’s Fulfillment of Purchase Orders. Provided that a Purchase Order corresponds with the Firm Order, as set out in the applicable Rolling Forecast current at the time of the Purchase Order, and is otherwise in accordance with the terms of this Supply Agreement, then AstraZeneca shall accept the Purchase Order and in such acceptance shall specify the estimated delivery date (which date shall fall within the delivery month requested by Viela in accordance with Clause 4.1).

4.3.

Purchase Order Acceptance and Confirmation. A Purchase Order that corresponds with the Firm Order shall be deemed accepted unless a written rejection by AstraZeneca is received by Viela within five (5) business days after delivery of the Purchase Order to AstraZeneca. AstraZeneca shall communicate its acceptance or rejection of a Purchase Order by way of email confirmation (or by such other written means as AstraZeneca may elect from time to time). Viela shall not submit any Purchase Order for quantities of Supplied Product in excess of the Firm Order or amend the quantities included in the Rolling Forecast by more than the permitted Modified Amount without AstraZeneca’s prior written consent. If AstraZeneca consents to any such increase in quantities of Supplied Product (an “Additional Quantity”) it shall use Commercially Reasonable Efforts to deliver such Additional Quantity. Where AstraZeneca accepts the Purchase Order, such confirmation will include the estimated delivery date; otherwise, for Purchase Orders deemed accepted, the delivery date will be one month after the delivery date for the prior Purchase Order issued by Viela. All affirmatively accepted or deemed accepted Purchase Orders shall be binding upon AstraZeneca and Viela. For clarity, AstraZeneca shall not be required to accept any Purchase Order in excess of the Firm Order amount, or that does not conform to the requirements in terms of lead time or Minimum Order Quantity (or maximum order quantity) as may be set forth in the Rolling Forecast.

4.4.

Terms and Conditions. Each Purchase Order shall be the subject of a separate contract of sale between AstraZeneca and Viela. All contracts between the Parties for the commercial supply of the Products shall be on the terms and conditions set out in this Supply Agreement (and the Commercial Quality Agreement). All other terms and conditions (including any terms and conditions which Viela purports to apply under any Purchase Order, specification or other document attached to any order form) are hereby excluded.

4.5.	Accuracy. Viela shall be responsible for ensuring that its Purchase Orders are accurate and comply with the requirements of this Supply Agreement.

4.6.

Suppliers. The Parties acknowledge and agree that AstraZeneca may use Third Party vendors in connection with the Manufacture and supply of Supplied Product under this Supply Agreement. AstraZeneca remains fully liable for its obligations, and Viela’s rights, under this Supply Agreement with respect to any act, omission, or failure under this Supply Agreement, and any applicable agreements AstraZeneca enters with such AZ Suppliers will not modify this obligation on AstraZeneca.

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5.	DELIVERY

5.1.

Delivery. AstraZeneca shall deliver to Viela the Supplied Products ordered pursuant to a given Purchase Order therefor [***] with the required Certificate(s) of Analysis for the Supplied Product(s). Unless otherwise agreed by the Parties, Viela shall arrange for its nominated carrier to be at the relevant Delivery Location (ready for the relevant Supplied Product to be loaded on to Viela’s carrier) within two (2) business days of AstraZeneca giving it written notice that such Supplied Product is ready for loading. If for any reason Viela fails to arrange for its carrier to collect such Supplied Product from the Delivery Location within this timeframe then delivery will be deemed to have occurred and AstraZeneca may, at its option either: (a) acting as agent for Viela and at Viela’s cost and expense, arrange for a delivery company to collect such Supplied Products from the Delivery Location for delivery to any premises of Viela or (b) store the Supplied Products until Viela collects them and Viela shall be liable for all related costs and expenses (including, storage and insurance), and for the avoidance of doubt, all risk of loss pursuant to Clause 6..

5.2.

Delivery Date. AstraZeneca shall make Supplied Product under accepted Purchase Orders available to Viela within five (5) business days of the agreed delivery date. AstraZeneca shall not be liable for any delay in delivery of the Supplied Product that is caused by Force Majeure, or by Viela’s negligence or breach of this Supply Agreement, or by Viela’s failure to promptly provide AstraZeneca with adequate delivery instructions for the Supplied Product or any other relevant instruction related to the delivery of the Supplied Product.

5.3.

Liability; Credits. Any liability of AstraZeneca for failing to make the Supplied Products available for collection shall be subject to Clause 10.3. Any delay in making the Supplied Products available for collection will not entitle Viela to terminate or cancel any Purchase Order unless such delay exceeds thirty (30) business days.

5.4.

Installments. AstraZeneca may make Supplied Products available for loading on to the Viela’s carrier (as applicable) by separate installments, and each installment shall be deemed to be treated as a separate contract of sale between AstraZeneca and Viela, provided Viela has given its consent to such installments (such consent not to be unreasonably withheld, delayed or conditioned).

5.5.

Documentation. All Supplied Products must be accompanied by the documentation specified in Schedule 2 or the Commercial Quality Agreement and any other documentation required under Applicable Law, subject to any variations that are reasonably requested by Viela to cater for the local requirements of the relevant country in which the Supplied Product is intended for sale or distribution.

5.6.

Quantity. In respect of all Purchase Orders, AstraZeneca shall be entitled to deliver quantities of Supplied Product which are plus or minus ten percent (10%) of the quantity set out in the Purchase Order and Viela shall not be entitled to reject any delivery on this basis, provided that Viela shall only be required to pay for the quantity of Supplied Product that is delivered.

5.7.

Packaging. AstraZeneca shall package the Supplied Product in accordance with its customary practices, unless otherwise specified in writing by Viela, including its customary primary packaging and an appropriate shipping container, or such other containers or packaging as the Parties may agree from time to time, and prior to shipment, AstraZeneca shall perform (or, subject to Clause 2.4, have a Third Party perform) release testing for the Supplied Product pursuant to the applicable Specification, cGMP, and the Commercial Quality Agreement. AstraZeneca shall label the Supplied Product only as necessary to identify the content of the

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container in which the respective Supplied Product is supplied to Viela. Viela shall be responsible for all activities with respect to further packaging and labeling and final release of the Supplied Products for commercialization, sale and distribution in the Territory, in each case, at Viela’s cost.

6.	RISK AND TITLE

6.1.

Risk and Title. Title and risk of loss or damage to Supplied Products shall pass to Viela upon such Supplied Product being Released pursuant to the Commercial Quality Agreement and made available by AstraZeneca to Viela in accordance with Clause 5.1.

7.	PRICE

7.1.	Price of Supplied Product. The price payable by Viela for each unit of each SKU of Supplied Product shall be [***] (the “Supply Price”). [***]

7.2.

Supply Price Changes. AstraZeneca shall, no later than at the end of the fourth quarter of each Calendar Year, provide to Viela the estimated Supply Price with respect to Firm Orders for Supplied Product to be supplied by AstraZeneca during the next Calendar Year, including assumptions relating to inflation and currency fluctuations. If requested by Viela, no more than once annually, the Parties shall meet to discuss and consult on the estimate of the Supply Price. The Supply Price initially payable for Supplied Product delivered in the next Calendar Year shall be increased or decreased in accordance with the updated estimate performed by AstraZeneca pursuant to this Clause 7.2 and the actual Supply Price shall be calculated and any adjustment made at the end of such Calendar Year in accordance with Clause 7.3.

7.3.

Reporting [***] True-Up. AstraZeneca shall, no later than at the end of the first quarter of each Calendar Year, provide Viela with a calculation of the Supply Price relating to the Supplied Products delivered in the preceding Calendar Year. If requested by Viela, the Parties shall meet to discuss and consult on [***]. [***]. Any payment pursuant to this Clause 7.3 (a “True-Up Payment”) shall be made within [***] from the date AstraZeneca provides the mutually agreed-upon calculation pursuant to this Clause 7.3 to Viela.

7.4.

Services Fees. In consideration for the performance of the Services by AstraZeneca, Viela shall pay the fees set forth in the applicable Services SOW (the “Services Fees”); provided that, where Services are to be charged on a time basis, unless otherwise agreed, the Services Fees shall be based on the FTE Rate. AstraZeneca shall also be reimbursed for any Out-of-Pocket Costs; [***]

7.5.	Currency. All amounts to be paid by Viela and AstraZeneca under this Supply Agreement shall be payable in US Dollars.

7.6.

Financial Records. AstraZeneca shall, and shall cause its Affiliates to, keep complete and accurate financial books and records pertaining to the Manufacturing of Supplied Product, including [***], in sufficient detail to calculate and verify all amounts payable under this Supply Agreement. AstraZeneca shall, and shall cause its Affiliates to, retain such books and records until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) such period as may be required by Applicable Law.

7.7.

Financial Audits. At the request of Viela, and no more frequently than once per Calendar Year, AstraZeneca shall, and shall cause its Affiliates to, permit an independent auditor designated by Viela and reasonably acceptable to AstraZeneca, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Clause 7.6 solely to ensure the accuracy of the calculation of the [***] Supply Price hereunder. Any such independent auditor shall be under confidentiality obligations at least as restrictive as those

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set forth between the Parties with respect to Confidential Information disclosed by one Party to the other. The cost and expense of such audit shall be borne by Viela, unless the audit reveals, with respect to a Calendar Year, a variance of more than [***] calculated by AstraZeneca for such period, in which case AstraZeneca shall bear the cost and expense of the audit; provided, however, that the cost and expense of the first audit conducted with respect to the calculation of [***] the Supply Price shall be borne equally by the Parties. Unless disputed pursuant to Clause 7.8, if any audit concludes that a True-Up Payment is owed by AstraZeneca or Viela pursuant to Clause 7.3, the Party owing such True-Up Payment shall pay such True-Up Payment with interest from the date originally due in accordance with the interest rate set out in Clause 8.3.

7.8.

Audit Dispute. In the event of a dispute with respect to any audit under Clause 7.6, AstraZeneca and Viela shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to an independent registered public accounting firm jointly selected by each Party’s independent registered public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such proceeding as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] after such decision and in accordance with such decision, the Party owing a True-Up Payment shall pay such True-Up Payment, with interest from the date originally due in accordance with the interest rate set out in Clause 8.3.

8.	INVOICING AND PAYMENT

8.1.

Invoicing. All orders under this Supply Agreement shall be invoiced at the time of Release at the applicable Supply Price. Any other costs, expenses or other sums which may be chargeable by AstraZeneca under this Supply Agreement, including Services Fees and Out-of-Pocket Costs, shall be invoiced by AstraZeneca in arrears, on a monthly or quarterly basis as AstraZeneca may (in its sole discretion) decide. AstraZeneca will provide Viela with a reasonable level of supporting documentation for such amounts, and, if requested by Viela, any additional documentation reasonably required to obtain any tax-related deductions.

8.2.

Payment. Viela shall pay each invoice submitted under this Supply Agreement within[***] after Viela’s receipt of the invoice referencing and corresponding to a Purchase Order issued by Viela. The amounts payable by Viela to AstraZeneca pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. AstraZeneca alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by Viela) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Viela shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. To the extent that any such Tax is deducted or withheld, such amount shall be treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall deliver to Viela or the appropriate Governmental Authority (with the assistance of Viela to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Viela of its obligation to withhold Tax, and Viela shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, Viela withholds any amount, it shall make timely payment to the proper Governmental Authority of the withheld amount, and send to AstraZeneca proof of such payment within [***] following that payment. All Payments are stated exclusive of Indirect

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Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Viela shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by AstraZeneca in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. AstraZeneca shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

8.3.	Failure to Timely Pay. If a Party fails to pay any amount payable under this Supply Agreement by the due date for payment, then:

(a)

interest shall accrue on that amount for the period beginning on the due date for payment and ending on the date of actual payment (both before and after judgment) at the rate of [***]. Interest shall be calculated on the basis of [***]; and

(b)

if amounts are payable by Viela, without prejudice to Clause 8.3(a) and subject to giving Viela [***] prior written notice of its intention to do so, AstraZeneca shall be entitled to suspend any of its obligations under this Supply Agreement until such time as any unpaid amounts have been paid in full.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Representations and Warranties. AstraZeneca and Viela each represents and warrants to the other that:

(a)

Duly Executed. This Supply Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(b)

Duly Authorized; No Conflicts. The execution, delivery and performance of this Supply Agreement by such Party and all instruments and documents to be delivered by such Party hereunder and the performance of such Party’s obligations hereunder:

(i)	are within the corporate power of such Party;

(ii)	have been duly authorized by all necessary or proper corporate action;

(iii)	do not conflict with any provision of the charter documents of such Party;

(iv)	do not conflict with or violate any requirement of Applicable Laws;

(v)

do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date; and

(vi)

do not and will not require any filing or registration with or the license, permit, consent, approval or authorization of or any notice to any Regulatory Authority, except such as shall have been obtained prior to the Effective Date.

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(c)	Duly Organized. It:

(i)	is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)

is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

(iii)	has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(iv)

has all necessary licenses, permits, consents, authorizations or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership and operation; and

(v)	is in compliance with its organizational documents.

9.2.	Warranty by AstraZeneca. AstraZeneca hereby represents, warrants and covenants to Viela that:

(a)

on delivery (or deemed delivery) the quality (purity, physical and chemical properties) of the Supplied Product supplied by it to Viela shall be in accordance with their respective Specifications, all Applicable Laws (including cGMP), and the Commercial Quality Agreement, in all material respects. This warranty is exclusive and is in lieu of all other warranties, whether written or oral, express, implied or statutory. EXCEPT WITH RESPECT TO THE FOREGOING WARRANTY, THERE IS NO WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE GIVEN BY ASTRAZENECA WITH RESPECT TO SUPPLIED PRODUCT;

(b)	during the Supply Term it shall comply with all applicable regulations, statutes, or other Applicable Laws in performance of this Supply Agreement;

(c)

it is not debarred by any applicable Governmental Authority or Regulatory Authority as of the Effective Date, and AstraZeneca has not and shall not knowingly use in any capacity the services of any Person who has been debarred by any applicable authority with respect to its performance of this Supply Agreement. AstraZeneca will immediately notify Viela in the event that AstraZeneca becomes aware that it, its permitted subcontractors, or any of its or their employees engaged in the performance of this Supply Agreement becomes debarred during the Supply Term.

10.	NON-CONFORMING PRODUCT AND SHORTFALLS

10.1.	Conforming Products. AstraZeneca shall Manufacture, or have Manufactured, the Supplied Product in accordance in all material respects with:

(a)	the applicable Specification;

(b)	Regulatory Approval(s);

(c)	the Commercial Quality Agreement; and

(d)	all Applicable Laws (including cGMP) in the countries in which they are Manufactured.

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10.2.

Shortfall or Non-Conforming Product. Viela shall promptly notify AstraZeneca of any Shortfall or Non-Conforming Product in any delivery of Supplied Product. In such event, Viela shall provide AstraZeneca with a detailed written report of the alleged Shortfall or Non-Conformance no later than:

(a)

[***] after Viela’s receipt of the applicable Supplied Product (or such different period of time that may be set forth in the Commercial Quality Agreement with respect to a Non-Conformance), for any Shortfall or for any Non-Conformance that could be discovered within the applicable period by Viela exercising reasonable diligence or its responsibilities under the Commercial Quality Agreement (“Apparent Defects”); or

(b)

[***] after the Non-Conformance has become apparent, but in any event no later than the actual date of expiry of the shelf-life of the Supplied Product in question (or such different period of time that may be set forth in the Commercial Quality Agreement), for any Non-Conformance which is not an Apparent Defect (“Latent Defects”).

10.3.

Remedies for Shortfall or Non-Conformance. Subject to Clause 10.5, provided Viela has duly notified AstraZeneca of a Shortfall or a Non-Conforming Product in accordance with Clause 10.2, AstraZeneca shall at Viela’s option either:

(a)	in the case of any Shortfall:

(i)	make up the Shortfall as soon as reasonably practicable, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs); or

(ii)

refund to Viela the proportion of the Supply Price paid by Viela which equates to the amount of the Shortfall (including shipping costs), or, if the invoice has not been paid, cancel the invoice and issue a new invoice for the actual amount of the Supplied Product delivered;

(b)	in the case of any Non-Conforming Product:

(i)

replace the Non-Conforming Product (or relevant portion of the Non-Conforming Product) as soon as reasonably practicable given the nature of the non-conformance, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs); or

(ii)	refund to Viela the Supply Price paid to AstraZeneca by Viela for the Non-Conforming Product (including shipping costs), or, if the invoice has not been paid, cancel the invoice.

10.4.

Return or Destruction of Non-Conforming Products. Viela may reject any Non-Conforming Product by providing notice of rejection to AstraZeneca, giving its reasons for rejection and reasonable evidence for the Non-Conformance. Viela shall, at AstraZeneca’s option and expense (including shipping costs), return to AstraZeneca or destroy in an environmentally acceptable manner, in accordance with Applicable Law (and certify destruction of) any Non-Conforming Product.

10.5.

Disagreement. If a dispute arises between the Parties as to whether or not a Supplied Product is a Non-Conforming Product, which cannot be resolved by the Parties within [***] of a claim being notified by Viela to AstraZeneca, either Party may require that the matter in

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dispute be referred to an independent testing laboratory or other appropriate independent expert mutually agreed upon by the Parties or, failing agreement, appointed by the ICC International Centre for Expertise at the request of either Party (the “Independent Expert”).

10.6.

Referral to Independent Expert. The referral of any matter to the Independent Expert pursuant to Clause 10.5 shall be solely for the purpose of establishing whether or not there has been a supply of Non-Conforming Product. Except in the case of fraud or manifest error on the part of the Independent Expert, the decision of the Independent Expert will be final and binding upon the Parties. If the Independent Expert decides that the relevant Product is a Non-Conforming Product, the costs of the Independent Expert will be borne by AstraZeneca. In all other circumstances, the costs of the Independent Expert will be borne by Viela.

11.	REGULATORY MATTERS

11.1.

Commercial Quality Agreement. Within [***] of the Effective Date, the Parties will enter into the Commercial Quality Agreement. AstraZeneca and Viela shall perform their respective obligations and comply with all provisions of the Commercial Quality Agreement.

11.2.	Recalls.

(a)	Recalls of Supplied Product will be governed by the Commercial Quality Agreement.

(b)

Viela shall be responsible for all costs and expenses of each recall (whether requested by Viela or AstraZeneca), including costs and expenses incurred by AstraZeneca, except, subject to Clause 15.3, to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specification, the Commercial Quality Agreement, or any Applicable Laws (including cGMP), at the time of delivery to the Delivery Location. Subject to Clause 15.3, AstraZeneca shall be responsible for all costs and expenses of each recall (whether requested by Viela or AstraZeneca), including costs and expenses incurred by Viela, and AstraZeneca shall fully reimburse Viela the Supply Price for each unit of recalled Supplied Product, to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specifications, the Commercial Quality Agreement, or any Applicable Laws (including cGMP), at the time of delivery to the Delivery Location.

(c)

If there is any dispute concerning which Party’s acts or omissions gave rise to any recall of Supplied Product, such dispute shall be referred for decision to an Independent Expert. The decision of such Independent Expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Viela and AstraZeneca. The costs of such Independent Expert shall be borne by the Party that is found to be responsible for the recall by the Independent Expert. After such determination, costs shall be paid by the responsible Party in accordance with Clause 11.2(b).

(d)

Viela shall keep complete and accurate records of the distribution of the Supplied Product, including methods for tracking and traceability as required under Applicable Laws, to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall of any Supplied Product is required and AstraZeneca shall have rights to audit such records at reasonable, mutually-agreed upon times.

12.	COMPLIANCE

12.1.	Compliance with Applicable Laws. In performing their respective obligations under this Supply Agreement, each Party shall comply in all material respects with Applicable Laws.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

12.2.

Anti-Corruption Laws. Without prejudice to Clause 12.1, each Party shall (and shall procure that each of its Affiliates, and each of its and its Affiliates officers, directors, employees, agents, representatives, consultants and subcontractors who, in each case, are directly and effectively involved, if any, in the rendering of such Party’s obligations under this Supply Agreement shall):

(a)	ensure that the performance of such Party’s obligations under this Supply Agreement shall at all times comply with applicable Anti-Corruption Laws; and

(b)	not knowingly take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any applicable Anti-Corruption Laws.

13.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

13.1.	Confidentiality.

(a)

At all times during the Supply Term and, for [***] each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Supply Agreement; provided that with respect to any MedImmune Manufacturing Technology, including CMC Data provided to Viela pursuant to Clause 13.8, if any, the foregoing confidentiality obligation shall survive indefinitely. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Supply Agreement, whether prior to, on or after the Effective Date, including information relating to the terms and conditions of this Supply Agreement (subject to Clause 13.3), information relating to the Supplied Product or Services, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Clause 13.1 with respect to any Confidential Information shall not include any information that:

(i)

is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Supply Agreement by the receiving Party (or its Affiliates or permitted representatives);

(ii)

can be demonstrated by documentation or other competent proof to have been in the receiving Party’s (or its Affiliates’) possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(iii)	is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(iv)	has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Supply Agreement; or

(v)

can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(b)

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

(c)

For clarity, (i) except to the extent assigned to Viela pursuant to the APA, Confidential Information of AstraZeneca or its Affiliates known to employees of Viela prior to the Effective Date shall remain AstraZeneca Confidential Information and shall be deemed to have been disclosed to Viela subject to obligations of confidentiality; and (ii) even if known to any such employee, Viela shall not use or disclose any MedImmune Manufacturing Technology except as provided in Clause 13.8.

13.2.	Permitted Disclosure. Notwithstanding Clause 13.1, but in each case ((a) through (d)) subject to Clause 13.8 (MedImmune Manufacturing Technology) and Clause 20.2 (Technology Transfer):

(a)

each Party may disclose all or any part of the other Party’s Confidential Information to its Affiliates, and to its and its Affiliates’ respective Personnel, financial and legal advisors, investors and suppliers (“Representatives”); provided, however, that such Party ensures that such Representatives comply mutatis mutandis with the obligations imposed on such Party under this Clause 13 and such Party shall be liable for any breach of such obligations by its Representatives. Each Party will disclose Confidential Information received from the other Party only to those of its Representatives who have a need to know such Confidential Information for the purpose carrying out its obligations or exercising its rights under this Supply Agreement or, with respect to disclosures to financial advisors and investors, as provided in Clause 13.2(b), and in any case only to the extent required for the permitted purpose. For example, disclosure of expenses on a profit and loss basis would not require disclosure of the actual Supply Price, the terms of Clause 7.1 or any details[***];

(b)

Viela may disclose AstraZeneca’s Confidential Information to financial advisors and investors of Viela for financing purposes only (e.g. for clinical trials), provided that AstraZeneca has given its prior written consent to the form and content of such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned). Following approval of such disclosure document by AstraZeneca, subject to Clause 13.2(a), Viela may disclose the information contained in such document to financial advisors, investors and potential investors for such purpose without the need for further approval by AstraZeneca;

(a)

Viela may disclose AstraZeneca’s Confidential Information set forth on Schedule 5 (which Schedule shall be updated by mutual written agreement of the Parties prior to each proposed disclosure of such Confidential Information by Viela) to its commercialization partners and potential commercialization partners who are subject to obligations of confidentiality with respect to such Confidential Information at least as stringent as those set forth in this Agreement (which may include, at AstraZeneca’s sole option, execution by such third party of additional confidentiality agreements), provided that AstraZeneca has given its prior written consent to the form and content of such proposed disclosure;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(b)

each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is (i) required to be made in response to a valid order of a court or governmental authority of competent jurisdiction; or (ii) is otherwise required by Applicable Law; provided that the Party requested or required to disclose such Confidential Information shall first promptly notify the other Party in writing in a timely manner so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Supply Agreement as to their own Confidential Information. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as required by such valid court or governmental order or Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder; provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that a protective order or other comparable confidential treatment will be accorded such Confidential Information; and

(c)

each Party may disclose the other Party’s Confidential Information to any Governmental Authority or Regulatory Authority to the extent necessary to obtain the approval of any such Governmental Authority or Regulatory Authority to Manufacture and supply any Supplied Product or perform any Services pursuant to the terms and conditions of this Supply Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information.

(d)

For clarity, MedImmune Manufacturing Technology will only be disclosed to Viela in accordance with Clause 13.8 and, notwithstanding this Clause 13.2, shall only be disclosed by Viela as expressly permitted by Clause 13.8.

13.3.

Press Releases; Public Announcements. Except as provided in the APA, Viela and AstraZeneca agree not to issue any press releases or public announcements concerning this Supply Agreement (and to ensure that their respective Affiliates do not do so) without the prior written consent of the other Party to the form, timing and content of any such release or announcement, except as required by Applicable Laws, including disclosure required by any securities exchange.

13.4.

Injunctive Relief. Each Party acknowledges that damages resulting from disclosure of Confidential Information not permitted hereby may be an insufficient remedy and that in the event of any such disclosure or any indication of an intent to disclose such information, the other Party shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.

13.5.

Return or Destruction of Confidential Information. Subject to Clause 13.6, on expiry or termination of this Supply Agreement except as provided to Viela under Clause 20.2 (Technology Transfer) and subject to an on-going license, or at any time at the disclosing Party’s request, the receiving Party shall return to the disclosing Party all copies containing Confidential Information of the disclosing Party or, at the disclosing Party’s option, destroy all copies of such Confidential Information. The return or destruction of the Confidential Information of the disclosing Party will not affect the receiving Party’s obligation to observe the confidentiality and non-use restrictions in respect of that Confidential Information set out in this Supply Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

13.6.

Permitted Retention of Confidential Information. Each Party may keep one (1) copy of Confidential Information for evidence purposes at a secure place subject to the confidentiality and non-use obligations provided in this Clause 13. The aforementioned return and destruction obligation shall not apply to electronic copies of Confidential Information which are rightfully contained in computers, word processors, communication systems and system-backup media (collectively “IT Media”) which do not need to be destroyed or returned, provided that such IT Media are: (a) overwritten in the ordinary course of their reuse; or (b) at all times maintained in confidence and not readily accessible and the receiving Party shall treat such copies as confidential in accordance with this Clause 13.

13.7.	Intellectual Property.

(a)

Intellectual Property Rights arising in connection with the activities undertaken pursuant to this Supply Agreement (“Arising IPR”) shall be owned according to inventorship; provided that to the extent that any Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca relates exclusively to the Product, such Arising IPR will be owned by Viela (“New Viela IPR”). AstraZeneca shall promptly disclose to Viela all Know-How that relates exclusively to the Product, and Viela shall have the sole discretion in pursuing Patents or other intellectual property rights protection for such Know-How. AstraZeneca hereby assigns to Viela all right, title and interest of AstraZeneca in any New Viela IPR.

(b)

All Background IPR of AstraZeneca or its Affiliates shall remain vested in and the exclusive property of AstraZeneca, its Affiliates or its licensors, as applicable. With the exception of New Viela IPR, all Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca will be owned by AstraZeneca.

(c)

Viela, on behalf of itself or its Affiliates, hereby grants to AstraZeneca and its Affiliates a worldwide, non-exclusive, royalty-free, non-transferable license and a right of reference and use under Viela IP, with the right to grant further licenses and sublicenses or rights of reference and use to any Affiliate, AZ Supplier or subcontractor, to the extent necessary during the Supply Term for AstraZeneca and its Affiliates to perform their obligations hereunder.

13.8.

MedImmune Manufacturing Technology. Notwithstanding anything in this Supply Agreement to the contrary, in no event shall AstraZeneca be obligated to disclose any MedImmune Manufacturing Technology to Viela, except as provided in this Clause 13.8. During the Supply Term, upon Viela’s reasonable request, and at Viela’s sole cost and expense, AstraZeneca shall provide Viela one or more letters providing Viela a right of reference to the relevant filing with a Regulatory Authority, or shall otherwise provide Viela via such other methods as may be available, to allow Viela to reference with the applicable Regulatory Authority the relevant CMC Data for the Product solely to the extent necessary for Viela to obtain or maintain Regulatory Approval for the Product. Such other methods may entail AstraZeneca providing such CMC Data directly to such Regulatory Authority (to the extent permitted by Applicable Law) or, at AstraZeneca’s sole election, directly to Viela; provided that Viela shall permit AstraZeneca to seek any and all measures available to protect the confidentiality of and AstraZeneca’s interests in and to such CMC Data, including, if such information is provided directly to Viela, restricting access to such CMC Data through a secure data room or portal to specified members of Viela’s regulatory affairs and quality assurance departments who need to know such CMC Data in order to prepare, submit, obtain, or maintain a BLA or Regulatory Approval for the Product and who have entered into confidentiality agreements with Viela and/or AstraZeneca in a form reasonably acceptable to AstraZeneca, and Viela shall provide full cooperation and assistance to AstraZeneca in seeking to obtain such protection. If required by AstraZeneca, the cover letter for any Regulatory Approval application submitted by Viela in connection with this Supply

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Agreement shall instruct the applicable Regulatory Authority to direct any questions with respect to the CMC Data for the Product directly to AstraZeneca. If, in connection with obtaining or maintaining any Regulatory Approval for the Product, Viela receives any question from a Regulatory Authority with respect to the CMC Data for the Product or otherwise in connection with any MedImmune Manufacturing Technology, unless AstraZeneca has specified otherwise, Viela shall not answer any such question and shall promptly forward such question to AstraZeneca and unless AstraZeneca has specified otherwise, AstraZeneca shall, where this is permissible, provide the answer to any such question directly to the applicable Regulatory Authority. For clarity, (i) if AstraZeneca provides a right of reference, or such other method for Viela to utilize the CMC Data other than providing such CMC Data directly to specified personnel at Viela, such reference or other method shall not entitle Viela to view, access, or otherwise obtain such CMC Data or any other MedImmune Manufacturing Technology; and (ii) to the extent that MedImmune Manufacturing Technology is disclosed pursuant to this Clause 13.8, it may not be further disclosed within Viela, to an Affiliate or to any Third Party except to:

(a)

a Regulatory Authority pursuant to this Clause 13.8 to the extent necessary to obtain or maintain a Regulatory Approval for the Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such MedImmune Manufacturing Technology and Viela shall not disclose any MedImmune Manufacturing Technology to any Regulatory Authority or answer any query raised by a Regulatory Authority with respect to MedImmune Manufacturing Technology, unless Viela has provided a copy of the query (or other explanation of the need to disclose) and proposed disclosure or response to AstraZeneca and AstraZeneca has given its written consent to such proposed disclosure or response (such consent not to be unreasonably withheld, conditioned, or delayed); or

(b)	the extent required pursuant to Clause 13.2(b), as provided therein.

(C)	NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUPPLY AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS CLAUSE 13.8, VIELA SHALL NOT USE OR DISCLOSE MEDIMMUNE MANUFACTURING TECHNOLOGY FOR ANY PURPOSE.

14.	SPECIAL EQUIPMENT

14.1.

Purchase of Special Equipment. Viela shall provide or pay the cost of Special Equipment, and pay the costs of installation and validation of such Special Equipment, as described below. AstraZeneca shall advise Viela of any Special Equipment requirements and the estimated costs associated with the purchase, installation and qualification of such Special Equipment. If the cost of purchase of such Special Equipment is for an amount greater than [***] for any single item, the Parties must mutually agree on such Special Equipment and Viela shall either purchase such Special Equipment and furnish it to AstraZeneca. In any case in which Viela furnishes Special Equipment to AstraZeneca, AstraZeneca shall install and qualify such Special Equipment (or arrange for such installation and qualification) at Viela’s cost. If the cost of purchase of such Special Equipment is for an amount less than [***] for any single item, AstraZeneca shall purchase such Special Equipment at Viela’s direction and supervision and promptly bill Viela for all amounts AstraZeneca owes for such Special Equipment. AstraZeneca shall also bill Viela for the reasonable installation and equipment qualification costs after AstraZeneca installs the Special Equipment. All Special Equipment shall remain at AstraZeneca’s Manufacturing facility.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

14.2.

Ownership of Special Equipment. Viela shall own any Special Equipment upon the date it makes full payment to AstraZeneca for said Special Equipment. Thereafter, title to and risk of loss of all Special Equipment shall be retained by Viela, even if such Special Equipment resides at an AstraZeneca facility; provided, however, that AstraZeneca shall be responsible for replacing any Viela owned Special Equipment that is destroyed due to AstraZeneca’s negligence or misconduct.

14.3.

Maintenance of Special Equipment. AstraZeneca shall be responsible for routine maintenance and servicing of the Special Equipment. Viela shall be responsible for the cost of non-routine maintenance and servicing of the Special Equipment (including major repairs and material parts replacement), except to the extent caused by AstraZeneca’s negligence or misconduct in which case AstraZeneca shall be responsible. To the extent commercially reasonable, AstraZeneca shall notify Viela prior to the performance of any non-routine maintenance or servicing of the Special Equipment. Viela shall reimburse AstraZeneca at cost for such non-routine maintenance or servicing costs.

14.4.

Exclusive Use. Special Equipment shall be used exclusively for Manufacturing and supply activities under this Supply Agreement, unless otherwise permitted by Viela. If Viela authorizes the use of the Special Equipment for other products, AstraZeneca and Viela shall mutually agree upon a credit in the reasonable amount of prorated cost(s) of the Special Equipment (based on relative time of usage for each product).

15.	INDEMNITIES

15.1.

Indemnification of AstraZeneca. Viela shall indemnify and hold AstraZeneca and its Affiliates harmless from and against any and all Losses arising from any claims from Third Parties (each a “Third Party Claim”) based on or deriving from AstraZeneca or its Affiliates’ Manufacturing a Supplied Product for, or supplying such Supplied Product to, Viela or performing other services pursuant to this Supply Agreement, except to the extent that any such Third Party Claim or Losses result from a breach of this Supply Agreement by AstraZeneca or any of its Affiliates or any of their respective Personnel.

15.2.

Indemnification of Viela. Subject to Clause 15.3, AstraZeneca shall indemnify and hold Viela and its Affiliates harmless from and against all Losses arising from Third Party Claims involving actual or alleged death or personal injury arising out of any defect or fault in Manufacture of, or Materials used in (other than Materials provided by Viela), the Supplied Product to the extent that such Losses result from a breach of this Supply Agreement by AstraZeneca or any of its Affiliates or any of their respective Personnel.

15.3.	Exceptions and Limitations on Indemnification and Recalls. AstraZeneca shall not be liable under the indemnity in Clause 15.2 or pursuant to Clause 11.2(b), where the liability arises as a result of:

(a)	the supply by Viela, its Affiliates or their respective Personnel or licensees of any Supplied Product which has Apparent Defects, or whose shelf-life has expired; or

(b)

any defect or fault in any Supplied Product which is caused by any act or omission of Viela, its Affiliates or by their respective Personnel or licensees, or by any damage or event occurring after delivery or deemed delivery to Viela.

15.4.

Indemnification Procedures. As soon as either Party (the “Indemnitee”) becomes aware of any matter which may result in making a claim under the indemnity against the other Party (the “Indemnifying Party”) in Clause 15.1 or Clause 15.2, the Indemnitee shall:

(a)	give the Indemnifying Party notice of such matter as soon as reasonably practicable on becoming aware of it;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(b)	not at any time admit liability or otherwise settle or compromise, or attempt to settle or compromise, the matter (or any aspect of it) except on the Indemnifying Party’s express written instructions;

(c)	give the Indemnifying Party sole conduct of the defense, negotiation or settlement of any such matter upon request;

(d)

act in accordance with the Indemnifying Party’s reasonable instructions, and give the Indemnifying Party such assistance as it may reasonably require in the conduct of any such defense, negotiation or settlement; and

(e)	take all reasonable steps to mitigate any Losses which it may incur as a result of such matter.

16.	LIABILITY

16.1.

Disclaimer. Except to the extent set out expressly in this Supply Agreement, all conditions, warranties or other terms which might have effect between the Parties or be implied or incorporated into this Supply Agreement (whether by statute, common law or otherwise) are hereby excluded to the fullest extent permitted by Applicable Laws. Without prejudice to the general nature of the previous sentence, unless this Supply Agreement specifically states otherwise, AstraZeneca does not make any representations or warranties with respect to any Supplied Product pursuant to this Supply Agreement, including any representations or warranties as to non-infringement or fitness for a particular purpose.

16.2.

Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT, OR FRAUD, IN NO EVENT SHALL ASTRAZENECA, ON THE ONE HAND, OR VIELA, ON THE OTHER HAND, BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS SUPPLY AGREEMENT.

16.3.

Maximum Liability. THE AGGREGATE LIABILITY OF ASTRAZENECA UNDER OR IN CONNECTION WITH THIS SUPPLY AGREEMENT SHALL NOT EXCEED [***] PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY TO ASTRAZENECA’S OBLIGATION TO INDEMNIFY VIELA PURSUANT TO CLAUSE 15.2 (INDEMNIFICATION).

16.4.

Recovery of Damages. Neither Party shall be entitled under any provision of this Supply Agreement to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

17.	INSURANCE

17.1.

Insurance. Each Party shall, and shall ensure that their respective Affiliates shall, take out and maintain such types and amounts of liability insurance or, in the case of AstraZeneca, self-insurance to cover liabilities related to its activities under this Supply Agreement as is normal and customary in the pharmaceutical industry generally for Persons similarly situated,

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

and shall upon request provide to the other Party evidence of such insurance coverage. Such insurance coverage shall remain in effect throughout the Supply Term and for a period of [***] thereafter.

18.	FORCE MAJEURE

18.1.	Force Majeure. If a Party is prevented from or delayed in performing any of its obligations under this Supply Agreement by a Force Majeure event then:

(a)

the relevant obligations under this Supply Agreement shall be suspended for as long as the Force Majeure event continues, and the Party shall not be in breach of this Supply Agreement or otherwise liable for any such failure or delay in the performance of such obligations during such event;

(b)

as soon as reasonably practicable after the start of the Force Majeure event, the Party shall notify the other of the nature of the Force Majeure event and the likely effects of the Force Majeure event on its ability to perform its obligations under this Supply Agreement; and

(c)

as soon as reasonably practicable after the end of the Force Majeure event, it shall notify the other Party that the Force Majeure event has ended, and shall resume performance of its obligations under this Supply Agreement.

18.2.

If there is a Force Majeure event that AstraZeneca reasonably expects will prevent it from delivering at least[***] of Purchase Orders for more than [***] AstraZeneca shall prepare and present to Viela for discussion a summary remediation plan intended to address the supply situation as soon as commercially reasonable (the “Remediation Plan”) and AstraZeneca shall consider in good faith Viela’s comments and suggestions. AstraZeneca shall use Commercially Reasonable Efforts to implement the Remediation Plan and shall provide Viela updates on a monthly basis on the implementation and corrective effect of the Remediation Plan.

19.	TERM AND TERMINATION

19.1.

Term. This Supply Agreement commences and takes effect on the Effective Date and shall continue in effect until the tenth (10th) anniversary of the Effective Date, unless and to the extent terminated earlier in accordance with the provisions of Clause 19.2 (the “Initial Term”). After the expiration of the Initial Term, this Supply Agreement shall be automatically renewed for separate but successive three-year terms unless either Party provides written notice to the other Party that it does not intend to renew this Supply Agreement at least twenty four (24) months in advance of the end of the then-current term. The Initial Term and all such renewal terms together are referred to as the “Supply Term.”

19.2.	Early Termination. This Supply Agreement may be terminated prior to the expiration of the Supply Term as follows:

(a)	Mutual Agreement. This Supply Agreement may be terminated upon the mutual written consent of AstraZeneca and Viela at any time.

(b)

Termination for Material Breach. In the event that either Party (the “Breaching Party”) breaches any of its material obligations under this Supply Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Supply Agreement upon sixty (60) days’ prior written notice (such sixty (60)-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

provided, however, that the termination of this Supply Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period and notifies the Complaining Party of such cure, or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, and notifies Complaining Party of the same, in which case the Breaching Party shall have an additional [***] period to cure such breach before such termination becomes automatically effective.

(c)

Termination for Insolvency. Either Party may terminate this Supply Agreement immediately upon written notice to the other Party if the other Party: (i) files in any court or with any Governmental Authority, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (ii) proposes a written agreement of composition or extension of its debts; (iii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (iv) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (v) admits in writing its inability to pay its debts generally as they become due; or (vi) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

(d)

Termination for Convenience. Either Party may terminate this Supply Agreement at any time during the Supply Term upon at least thirty (36) months’ prior written notice to the other Party. AstraZeneca will not provide written notice of termination prior to the first anniversary of the Effective Date.

(e)

Termination following a Force Majeure Event. Viela may terminate this Supply Agreement on prior written notice to AstraZeneca, within thirty (30) days of being provided with the Remediation Plan if implementation of the Remediation Plan (as amended to include Viela’s comments) will not enable AstraZeneca to resume delivery of the Supplied Product to Viela in accordance with the Rolling Forecasts within twelve (12) months of the commencement of the Force Majeure event.

19.3.

Effect of Termination. Expiry or termination of this Supply Agreement for any reason shall be without prejudice to either Party’s other rights and remedies or to any accrued rights and liabilities as the date of such expiry or termination. Without limitation of the foregoing, upon the expiration or earlier termination of this Supply Agreement, (a) all unfilled Purchase Orders shall be cancelled, and (b) Viela promptly shall pay to AstraZeneca (i) all amounts outstanding and remaining to be paid for Supplied Product delivered prior to the expiration or termination; (ii) the costs of AstraZeneca’s then existing inventory of Materials that cannot otherwise be used in the business of AstraZeneca or its Affiliates without additional cost (provided that Viela shall not be obligated to reimburse AstraZeneca for such costs to the extent this Supply Agreement has been terminated by Viela pursuant to Clause 19.2(b) due to breach by AstraZeneca); and (iii) the applicable Supply Price for all Supplied Product Manufactured, but not then delivered, by AstraZeneca in accordance with and reliance on the Rolling Forecasts. Additionally, AstraZeneca will deliver all such then existing inventory of Materials, all Special Equipment, and comply with the Technology Transfer requirements of Clause 20.

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20.	TECHNOLOGY TRANSFER

20.1.

Technology Transfer. In the event (i) either Party gives notice not to renew this Supply Agreement in accordance with Clause 19.1, (ii) that Viela, at any time following the first Regulatory Approval for the Product, makes a written request to AstraZeneca to initiate a Technology Transfer (as hereinafter defined), or (iii) of earlier termination of this Supply Agreement pursuant to Clause 19.2 except where Viela is the Breaching Party, AstraZeneca and Viela shall cooperate in good faith to agree upon the terms and conditions of a written technology transfer plan for the Technology Transfer (as defined below). Upon the occurrence of any of (i) – (iii) above, AstraZeneca and Viela will, within a reasonable amount of time, identify a mutually agreed Third Party contract manufacturer (the “Technology Recipient”). Thereafter, the parties will commence, within a reasonable amount of time, such technology transfer of the process for manufacturing the Product (but for clarity not information relating to the composition or manufacture of the proprietary media and feeds used in that process), together with rights to acquire such proprietary media and feeds from an authorized Third Party, as and solely to the extent necessary to enable the Technology Recipient to Manufacture the Product (such transfer, the “Technology Transfer”). In the event of Technology Transfer pursuant to 20.1(i) or (iii), the Parties will use reasonable efforts to Complete Technology Transfer prior to any termination or expiration of the Agreement. In the event of Technology Transfer pursuant to 20.1(ii), the Parties will use reasonable efforts to Complete Technology Transfer within three (3) years of Viela’s request, or, in the event of a Drug Product-only Technology Transfer, within 18 months of Viela’s request. For purposes of this Clause 20.1, “Complete” means the validation of the manufacturing process for the Product. AstraZeneca shall not be required to conduct or permit any Technology Transfer of any MedImmune Manufacturing Technology (and Viela shall not make or authorize any further transfer) unless the conditions set forth in this Clause 20.1 are satisfied.

(a)

Any Technology Transfer shall be subject to (i) AstraZeneca, Viela and the Technology Recipient agreeing upon reasonable terms and conditions to ensure the protection of and the proper use of any MedImmune Manufacturing Technology, (ii) the terms and conditions of any license or other agreement between AstraZeneca or any of its Affiliates or AZ Suppliers and any Third Parties pursuant to which AstraZeneca, directly or indirectly, controls any MedImmune Manufacturing Technology or which otherwise encumber any rights of AstraZeneca or its Affiliates or AZ Suppliers with respect thereto, and (iii) appropriate grant-back licenses to AstraZeneca with respect to any improvements, modifications, and enhancements in or to the MedImmune Manufacturing Technology.

(b)

AstraZeneca has no obligation to disclose or transfer to any Technology Recipient any MedImmune Manufacturing Technology that incorporates or may incorporate AstraZeneca’s or its Affiliates’ proprietary data, information or know-how or any MedImmune Manufacturing Technology that is not specifically identified and agreed to in the technology transfer plan as being included in the Technology Transfer.

(c)	The Technology Recipient shall be reasonably acceptable to AstraZeneca.

(d)

Viela shall pay AstraZeneca for all of AstraZeneca’s FTE costs, expenses and Out-of-Pocket Costs incurred in the performance of its activities under this Clause 20.1; provided that Viela shall not be obligated to reimburse AstraZeneca for such costs and expenses to the extent the Technology Transfer was initiated by Viela as a result of termination of this Supply Agreement (i) by AstraZeneca for convenience pursuant to Clause 19.2(d) or (ii) by Viela pursuant to Clause 19.2(b) due to breach by AstraZeneca or pursuant to Clause 19.2(c) due to insolvency or bankruptcy by AstraZeneca.

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(e)

AstraZeneca will only be obligated to conduct Technology Transfer one time; provided that Viela may, subject to compliance with (a) through (d) above, conduct or have its then current supplier conduct further Technology Transfer such that Viela has a single supplier and single back up supplier for the Supplied Product.

20.2.

Wind-down Period. In the event of termination of this Supply Agreement other than a termination by AstraZeneca pursuant to Clause 19.2(b) or Clause 19.2(c), Viela shall have the option to require AstraZeneca to supply Supplied Product on the terms and conditions of this Supply Agreement until Viela is able to establish an alternate source of Supplied Product; provided such period shall not exceed twelve (12) months from the effective date of termination.

20.3.

Survival. Any provision of this Supply Agreement which expressly or by implication is intended to come into or continue in force on termination or expiry of this Supply Agreement, including 7.3, 7.6, 7.7, 7.8, 8, 9.2, 10, 11.2, 13, 14.2, 15, 16, 17, 19.3, 20, 22 and 23 shall remain in full force and effect.

21.	INDEPENDENT CONTRACTORS

21.1.

Independent Contractors. AstraZeneca is acting as an independent contractor under this Supply Agreement. Nothing in this Supply Agreement or any circumstances associated with it or its performance give rise to any relationship of agency, partnership or employer and employee between Viela and (i) AstraZeneca, (ii) AstraZeneca’s Affiliates and (iii) AstraZeneca’s and its Affiliates’ respective Personnel directly and effectively involved, if any, in the performance of this Supply Agreement, nor authorize either Party to make or enter into any commitments for or on behalf of the other Party.

22.	NOTICES

22.1.

Notice Requirements. Subject to Clause 22.2, all notices and communications relating to this Supply Agreement shall be in writing and delivered by hand or sent by post or email to the Party concerned at the relevant address set out in this Clause 22 below (or such other address as may be notified from time to time in accordance with this Clause by the relevant Party to the other Party). Any communication shall take effect:

(a)

if hand delivered, upon being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary) or being left in a letter box or other appropriate place for the receipt of letters at the relevant Party’s address as set out below;

(b)

if sent by first class registered post, at 10 a.m. on the second (2nd) business day after posting or if overseas by international recorded post, at 10 a.m. on the fifth (5th) business day after posting;

(c)

if sent by internationally recognized courier service which provides for overnight delivery, at 10 a.m. on the second (2nd) business day after such communication was provided to the courier for delivery; and

(d)	if sent by email, (i) when the email is sent to the correct email address; or (ii) the recipient of the email has sent a reply.

For notices to AstraZeneca:

AstraZeneca Pharmaceuticals LP

Attention: Corporate Legal Department

1800 Concord Pike

Wilmington, DE 19803

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with a copy by email of a PDF attachment (which shall not constitute notice) to:

legalnotices@astrazeneca.com

For notices to Viela:

Viela Bio, Inc.

1 Medimmune Way

Gaithersburg, MD 20878

United States of America

Attention: Xiangyang Wang

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

701 Pennsylvania Ave., NW, Suite 900

Washington, DC 20004

United States of America

Attention: Christopher Jeffers

Email: CJeffers@mintz.com

This Clause 22, however, shall not apply to the service of any proceedings or documents in any legal action, arbitration or any other form of dispute resolution procedure.

22.2.

Day-to-day Communications. Day-to-day communications relating to the operation of this Supply Agreement, including Purchase Orders, shall be in writing (including email) to the Account Managers or to such other persons as the Account Managers may agree and shall be deemed to be delivered when the email or facsimile is sent or if outside normal business hours in the country where the recipient is generally located, the following working day in such country.

23.	MISCELLANEOUS

23.1.

No Set-Off. Except with respect to an obligation owed by AstraZeneca under this Supply Agreement that has been finally adjudicated, settled or otherwise agreed upon by the Parties in writing, Viela shall not have any right of set-off (howsoever arising) in respect of any sums payable in connection with this Supply Agreement and all sums payable by Viela to AstraZeneca under this Supply Agreement shall be paid in full without set-off, counterclaim or other deduction.

23.2.	Variation and Waiver.

(a)	Amendments and additions to this Supply Agreement shall be valid only if made in writing by an authorized signatory of both Parties unless a stricter form is prescribed by Applicable Laws.

(b)

A waiver of any right or remedy under this Supply Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

(c)

A failure or delay by any person to exercise any right or remedy provided under this Supply Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

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(d)	No single or partial exercise of any right or remedy provided under this Supply Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

23.3.	Counterparts.

(a)

This Supply Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one (1) counterpart. Each counterpart shall constitute an original of this Supply Agreement, but all the counterparts shall together constitute the one agreement.

(b)

Delivery of a copy of this Supply Agreement together with an executed signature page of a counterpart in Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect (subject to Clause 23.13) as delivery of an executed counterpart of this Supply Agreement. If this method is adopted, without prejudice to the validity of this Supply Agreement, each Party shall provide the other with a hard copy original of that executed counterpart as soon as reasonably practicable thereafter.

23.4.

Invalidity. Each provision of this Supply Agreement is severable and distinct from the others. The Parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by Applicable Laws. If all or any part of any such provision is held to be or at any time becomes to any extent invalid, illegal or unenforceable for any reason under any enactment or rule of law, it shall to that extent be deemed not to form part of this Supply Agreement but (except to that extent in the case of that provision) it and all other provisions of this Supply Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this Clause 23.4 not negating the commercial intent and purpose of the Parties under this Supply Agreement.

23.5.	Headings. The headings used in this Supply Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

23.6.

Assignment. No Party may assign or transfer this Supply Agreement or any rights or obligations hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other Party and any attempted assignment without such required approval shall be null, void and of no effect; provided, however, that (a) AstraZeneca may assign or delegate any or all of its rights, interests or obligations hereunder to an Affiliate of AstraZeneca or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Supply Agreement relates, and may delegate any or all of its obligations hereunder to subcontractors, in each case, without Viela’s prior written approval, and (b) Viela may assign its rights, interests, and obligations hereunder (in whole and not in part) to an Affiliate of Viela without AstraZeneca’s prior written approval. In addition, following the earlier to occur of (c) the consummation in full of the Milestone Closing (as defined in the Securities Purchase Agreement), and (d) the consummation of a Qualified IPO (as defined in the Restated Certificate (as defined in the Securities Purchase Agreement)), Viela may assign its applicable rights, interests, and obligations hereunder related to the Product to a Third Party without AstraZeneca’s prior written approval, so long as (i) such assignment shall be in connection with the divestment by Viela of all or substantially all of the assets relating to the Product (whether by asset purchase or exclusive out-license), (ii) in connection therewith, Viela also assigns to such Third Party its applicable rights, interests, and obligations under the other Transaction Agreements related to the Product, and (iii) proper provision shall be made so that the successors and assigns of Viela shall succeed to Viela’s applicable rights and

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obligations set forth herein and therein. Furthermore, if Viela or any of its successors or assigns (e) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (f) transfers, licenses or conveys all or substantially all of its rights and assets to any Person, then, and in each such case, Viela may assign its rights, interests and obligations hereunder (in whole and not in part) to such Person without the prior written approval of AstraZeneca so long as in connection therewith Viela (i) also assigns to such Person all of its applicable rights, interests, and obligations under the other Transaction Agreements, and (ii) ensures that proper provision shall be made so that the successors and assigns of Viela shall succeed to Viela’s rights and obligations set forth in this Supply Agreement. Notwithstanding anything to the contrary set forth herein, no assignment or succession pursuant to this Clause 23.6 shall relieve the assigning Party or predecessor Party of its obligations hereunder. Upon any permitted assignment, the references in this Supply Agreement to a Party shall also apply to any such assignee unless the context otherwise requires. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Supply Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such Party is organized (each, an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Supply Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding tax shall be borne by the Party making such Assignment.

23.7.	Subcontracting.

(a)

AstraZeneca shall have the right to subcontract, in whole or in part, the Manufacturing and supply of the Supplied Product and the performances of the Services to Affiliates. Any subcontracting by AstraZeneca to any other Third Party will require Viela’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(b)	Each Party remains responsible for the acts or omissions of its Affiliates or Third Parties to whom it subcontracts or delegates any of its obligations, as if they were its own.

23.8.

No License. Nothing in this Supply Agreement shall be deemed to constitute the grant of any license or other right in either Party to or in respect of any product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein (including in Clause 13.7(b)).

23.9.	No Rights of Third Parties.

(a)	An Affiliate of AstraZeneca, acting with the written consent of AstraZeneca, shall be entitled to enforce those provisions of this Supply Agreement expressed to confer any right or benefit thereon.

(b)

Except as provided in Clause 23.9(a) and except for any assignment under Clause 23.6, none of the provisions of this Supply Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Supply Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

23.10.

Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Supply Agreement. In the event an ambiguity or question of intent or interpretation arises, this Supply Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Supply Agreement.

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23.11.

Entire Agreement. This Supply Agreement, and any agreement or document referred to in it, contains the entire agreement between the Parties with respect to the subject matter of this Supply Agreement, and supersedes all previous agreements and understandings between the Parties with respect to that subject matter. Each Party acknowledges that, in entering into this Supply Agreement and the agreements and documents referred to in it, it does not rely on any statement, representation, assurance or warranty (whether it was made negligently or innocently) of any person (whether a Party to this Supply Agreement or not) which is not expressly set out in this Supply Agreement or those documents (a “Representation”), and that it shall have no cause of action against the other Party arising out of any Representation except in respect of any fraudulent misrepresentation by the other Party. Each Party acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Supply Agreement shall be for breach of the terms and conditions of this Supply Agreement and each Party hereby waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

23.12.	Governing Law, Jurisdiction and Dispute Resolution.

(a)

This Supply Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Supply Agreement to the substantive law of another jurisdiction.

(b)

The terms of this Clause 23.12(b) shall apply with respect to any dispute arising out of or relating to this Supply Agreement other than disputes that may be determined by the Independent Expert under Clauses 10.5 and 10.6 or 11.3(c) or an Auditor under Clause 7.8.

(i)

The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or, if such court does not have subject matter jurisdiction, then the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.

(ii)

The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(iii)	Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Clause 22.1.

(c)

The application of the Uniform Law on the International Sale of Goods and the Uniform Law in the Formation of Contracts for the International Sale of Goods - both dated July 17th, 1973 - and of the UN agreement on the Sale of Goods dated April 11th, 1980 shall be excluded.

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23.13.

Delivery of Agreement. The Parties do not intend this Supply Agreement to be delivered by, or to become legally binding on, any of them until the date of this Supply Agreement is written at its head, notwithstanding that one or more of them may have executed this Supply Agreement prior to that date being inserted.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed in two counterparts by their respective duly authorized representatives as of the date set forth at the beginning of this Supply Agreement.

[Signature pages follow]

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EXECUTION:

SIGNED for and on behalf of
ASTRAZENECA PHARMACEUTICALS LP

Signature:	[***]

Name:	[***]

Title:	[***]

Authorized Signatory

[Signature Page to Commercial Supply Agreement]

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SIGNED for and on behalf of

VIELA BIO, INC.

Signature:	/s/ Zhengbin (Bing) Yao

Name:	Zhengbin (Bing) Yao

Title:	CEO

Authorized Signatory

[Signature Page to Commercial Supply Agreement]

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SCHEDULE 1:

SERVICES

One-Time Costs [***]

•	[***]

•	[***]

•	[***]

•	[***]

Ongoing Costs [***]

•	[***]

•	[***]

•	[***]

Regulatory Response Support

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

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SCHEDULE 2:

DOCUMENTATION TO ACCOMPANY DELIVERIES

☐	Invoice

☐	Pack list

☐	Certificate of Analysis (and where relevant, Certificate of Origin)

☐	Certificate of Conformance

☐	Or as otherwise specified in the Commercial Quality Agreement or as mutually agreed or required for specific countries

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SCHEDULE 3:

MINIMUM ORDER QUANTITY

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

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SCHEDULE 4:

[***]

[***]

[***]

[***]

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[***]

Confidential Information for Disclosure to Commercialization Partners and Potential Commercialization Partners

The signed copy of this Agreement, with the redactions shown in Attachment 1 hereto and the name and signature of the individual signing on behalf of AstraZeneca redacted.

The redacted copy of the CSA attached as Attachment 2 hereto.

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Attachment 1: Redacted Agreement

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Attachment 2: Redacted CSA

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